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                                                                      Exhibit 99

[PSYCHIATRIC SOLUTIONS, INC. LOGO]

CONTACT:
Brent Turner
Executive Vice President,
Finance and Administration
(615) 312-5700


             PSYCHIATRIC SOLUTIONS ANNOUNCES DEFINITIVE AGREEMENT TO ACQUIRE 9 INPATIENT PSYCHIATRIC FACILITIES WITH OVER 1,000 BEDS


         FRANKLIN, Tenn. (May 30, 2006) - Psychiatric Solutions, Inc. ("PSI") (NASDAQ: PSYS) today announced its signing of a definitive agreement to acquire Alternative Behavioral Services, Inc. ("ABS"), headquartered in Norfolk, Virginia, which operates nine inpatient psychiatric facilities with approximately 1,050 beds, for a cash purchase price of $250 million. ABS produced revenue for 2005 of approximately $191 million. The ABS facilities are located in Virginia, South Carolina, Tennessee, Kentucky, Puerto Rico and the U.S. Virgin Islands. PSI expects to realize approximately $44 million in net present value of tax benefits as a result of the parties agreeing to make 338(h)(10) elections. Consummation of the transaction, which is expected to be accretive to PSI's financial results for 2006, is subject to customary closing conditions, including regulatory approvals and clearance under the Hart-Scott-Rodino Act.

         Joey Jacobs, Chairman, President and Chief Executive Officer of PSI, remarked, "We are very pleased to announce this agreement with ABS, which is a high quality operator of inpatient psychiatric facilities. Consistent with our acquisition criteria, ABS's facilities are leaders in their respective markets and have significant potential for organic growth. As we have demonstrated with previously acquired facilities, we expect that our initiatives to increase revenue in ABS facilities and enhance their efficiency and productivity will drive improved same-facility EBITDA as a percentage of revenue, with a long-term goal of at least 20%. Upon the consummation of this transaction, we look forward to welcoming the outstanding professional staff at ABS to the PSI team.

         "This transaction further demonstrates the continuing potential we have to acquire attractive inpatient psychiatric facilities in an industry that remains fragmented. With the strong cash flow dynamics of our business and an active pipeline of potential transactions, we expect to continue targeting the acquisition of at least six inpatient psychiatric facilities per year for the foreseeable future."


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PSYS Announces Definitive Agreement
Page 2
May 30, 2006


         This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements other than those made solely with respect to historical fact and are based on the intent, belief or current expectations of PSI and its management. PSI's business and operations are subject to a variety of risks and uncertainties that might cause actual results to differ materially from those projected by any forward-looking statements. Factors that could cause such differences include, but are not limited to: (1) PSI's ability to complete the ABS acquisition and to successfully integrate the ABS facilities; (2) potential competition which alters or impedes PSI's acquisition strategy by decreasing PSI's ability to acquire additional inpatient facilities on favorable terms; (3) the ability of PSI to improve the operations of acquired inpatient facilities; (4) the ability to maintain favorable and continuing relationships with physicians who use PSI's facilities; (5) the ability to receive timely additional financing on terms acceptable to PSI to fund PSI's acquisition strategy and capital expenditure needs; (6) risks inherent to the health care industry, including the impact of unforeseen changes in regulation, reimbursement rates from federal and state health care programs or managed care companies and exposure to claims and legal actions by patients and others; and (7) potential difficulties in integrating recently acquired operations with PSI. The forward-looking statements herein are qualified in their entirety by the risk factors set forth in PSI's filings with the Securities and Exchange Commission. PSI undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Readers should not place undue reliance on forward-looking statements, which reflect management's views only as of the date hereof.

         PSI offers an extensive continuum of behavioral health programs to critically ill children, adolescents and adults through its operation of 59 owned or leased freestanding psychiatric inpatient facilities with approximately 6,500 beds in 27 states. PSI also manages freestanding psychiatric inpatient facilities for government agencies and psychiatric inpatient units within medical/surgical hospitals owned by others.


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